EXHIBIT 21.1

SUBSIDIARIES OF LIQUIDITY SERVICES, INC.

The following is a list of subsidiaries of Liquidity Services, Inc., the names under which such subsidiaries do business, and the state or country in which each was organized as of November 21, 2013.  The list does not include subsidiaries which would not, if considered in the aggregate as a single subsidiary, constitute a significant subsidiary within the meaning of Item 601(b)(21)(ii) of Regulation S-K.

Company	Jurisdiction of Organization

Surplus Acquisition Venture, LLC	Delaware

Government Liquidation.com, LLC(1)	Delaware

Liquidity Services, LTD.	United Kingdom

DOD Surplus, LLC(2)	Delaware

GovDeals, Inc.	Delaware

Network International, Inc.	Delaware

SAV Services, LLC	Delaware

LSI Commercial Services, LLC	Delaware

Youk Acquisition Partners, LLC (TruckCenter.com, LLC)	Delaware

Asset Recovery Division, LLC(3)	Delaware

Profar Acquisition Partners, LLC (Jacobs Trading, LLC)(4)	Delaware

JTC Prison Industries, LLC(5)	Minnesota

Middlebrooks Acquisition Partners LLC(6)	Delaware

LSI Liquidity Services Canada Ltd.(7)	Canada

(1)               Government Liquidations.com, LLC is a subsidiary of Surplus Acquisition Venture, LLC

(2)               DOD Surplus is a subsidiary of Surplus Acquisition Venture, LLC

(3)               Asset Recovery Division, LLC is a subsidiary of Surplus Acquisition Venture, LLC

(4)               Profar Acquisition Partners, LLC (Jacobs Trading, LLC) is a subsidiary of Surplus Acquisition Venture, LLC

(5)               JTC Prison Industries, LLC is a subsidiary of Profar Acquisition Partners, LLC (Jacobs Trading, LLC)

(6)               Middlebrooks Acquisition Partners LLC is a subsidiary of Surplus Acquisition Venture, LLC

(7)               LSI Liquidity Services Canada Ltd. is a subsidiary of Liquidity Services, LTD.